Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Dr. Wood Dale, IL 60191 www.psiengines.com

POWER SOLUTIONS INTERNATIONAL, INC. ANNOUNCES

ANTICIPATED FIRST QUARTER 2016 NET SALES

WOOD DALE, IL - March 11, 2016 — Power Solutions International, Inc. (NASDAQ:PSIX), a leader in the design, engineer and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced anticipated net sales for the first quarter ending March 31, 2016.

Anticipated First Quarter 2016 Net Sales

Power Solutions International, Inc. (the “Company”) expects to report net sales for the first quarter of 2016 in the range of $59 to $63 million, below the current consensus analyst estimate of $74.4 million. The Company had not previously offered guidance for the first quarter, but is disclosing the current outlook due to the difference when compared to consensus expectations.

“As we discussed on our fourth quarter 2015 earnings call, some of our larger end market customers are facing headwinds. Consequently our revenue for the first half of the year will be down on a comparative basis from last year,” said Gary Winemaster, Chief Executive Officer. “We anticipated that the first quarter would be our most challenging, however we also continue to expect meaningful improvement as the year progresses, with the majority of our revenue being recognized in the second half of the year. We are optimistic about our outlook for the year, building momentum in our on-road end markets and reaching full run-rate production by the third quarter. We are not changing the full year guidance we offered on our last call, and still expect to be profitable for the full year.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineer and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, and Co-generation power (CHP) applications; mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. In addition, PSI develops and delivers power systems purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, regarding the current expectations of the Company about its prospects and opportunities, including expectations for net sales as set forth under “Anticipated First Quarter 2016 Net Sales.” These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “outlook,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the continued development and expansion of the market for alternative-fuel power systems; technological and other risks relating to the Company’s development of its 8.8 and 4.3 liter engines, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful); the timing of new products; the Company’s ability to integrate recent acquisitions into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company originally anticipated as a result of recent acquisitions are not fully realized or take longer to realize than expected; the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations (including as a result of recent acquisitions); volatility in oil and gas prices; changes in environmental and regulatory policies; significant competition; global economic conditions (including their impact on demand growth); and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact:

Power Solutions International, Inc.

Michael P. Lewis

Chief Financial Officer

+1 (630) 451-2290

Michael.Lewis@psiengines.com

The Blueshirt Group

Gary T. Dvorchak, CFA

Managing Director

+1 (323) 240-5796

gary@blueshirtgroup.com